EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Sentry Technology Corporation on Form S-4 of our report dated April 11, 2000 (September 27, 2000 as to Note 3) (which report expresses an unqualified opinion and includes an explanatory paragraph which describes an uncertainty about the Company's ability to continue as a going concern for a reasonable period of time), appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
September 27, 2000